Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2021

CONFERENCE CALL TRANSCRIPT

JULY 26, 2021 AT 8:30 A.M. ET

Coordinator:

Welcome to the 1-800-PetMeds Conference Call to Review the Financial Results of the First Fiscal Quarter ended on June 30, 2021. At the request of the Company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's most trusted pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses, direct to consumers. 1-800-PetMeds markets its products through national advertising campaigns, which direct customers to order by phone or on the internet, and which aim to increase the recognition of the PetMed’s family of brand names. 1-800-PetMeds provides an attractive alternative of obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and answer-session, which will be later in the call. Also, certain information that will be included in this press conference, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used, based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

For today's conference call, Gian Fulgoni, our Board Chairman, is joining us. Now, we will review the financial results. We will compare our first fiscal quarter ended on June 30th, 2021, to last year's quarter ended June 30th, 2020. And in some cases, refer back to pre-pandemic time periods as well.

In our first quarter of fiscal 2022, we faced a unique situation. We were coming off a very strong June quarter last year that was primarily driven by increased e-commerce demand as a result of the pandemic, causing many retail stores to close, and many veterinarians to be unavailable. However, during the most recent quarter, while the pandemic was abating, and retail stores and veterinarians were reopening, the advertising market was rapidly recovering, with surging demand, drastically driving up the cost of advertising on a per-impression basis. As a result, even the overall advertising spending for the quarter increased over the prior period, we delivered fewer ad impressions than in prior years. Our total net advertising, per our income statement, did in fact decrease due to increased cooperative marketing rebates, which were earned in the quarter.

For the first fiscal quarter ended on June 30th, 2021, sales were $79.3 million, compared to sales of $96.2 million for the same period the prior year, a decrease of 17.6%. The sales were relatively flat versus the quarter ended June 30th, 2019, prior to the pandemic. The decreases in sales was due to decreases in both new order and reorder sales. Our sales were negatively impacted by a much more competitive market, and a crowded advertising space, with substantially higher costs compared to the same quarter last year. In addition, during the most recent quarter, there was a dramatic increase in veterinarian visits by pet owners, who were unable to visit their veterinarian during the pandemic. We believe the increase in veterinarian business, was primarily due to pet owners needing to visit their veterinarians for their pets’ annual exam, and to renew their prescriptions. Since some pet owners purchase medications directly from their vets during their visit, the company believes this negatively impacted sales, and especially reorder sales during the quarter. Our reorder sales decreased by 11.8% to $70.9 million for the quarter, compared to reorder sales of $80.4 million for the same quarter last year, while for the quarter ended June 30th, 2019, our reorder sales were $67.7 million. We would expect to see stronger reorder sales in the back half of fiscal 2022, as we anticipate more prescriptions being refilled.

Exhibit 99.1 Page 1 of 6

A positive trend to highlight for the quarter, was the continued increase in our average order size. Our average order value was approximately $95 for the quarter, compared to $89 for the same quarter last year, and $86 for the quarter ended June 30th, 2019. The increase in AOV, can be attributed to a shift in our product mix, to more-higher priced prescription items, and less-lower priced over-the-counter items, with prescription items having a higher gross margin profile, in comparison to over-the-counter items.

As I mentioned earlier, during the quarter ended June 30th, 2021, the advertising market was extremely competitive, and this increased demand drove up ad prices dramatically. As a result, our advertising spending was less efficient than usual, and delivered fewer ad impressions than in prior years. Because of this, we believe our advertising spending was less effective in the most recent quarter, and its ability - and in its inability to attract new customers. New order sales decreased 47% to $8.4 million for the quarter, compared to $15.8 million for the same quarter in the prior year. We acquired approximately 92,000 new customers in our first fiscal quarter, compared to 186,000 for the same period the prior year. However, we anticipate that advertising prices should revert back to more normal levels as the pandemic further subsides, which would increase the efficiency and effectiveness of our media spending, and thereby continue to help us gain new customers. Encouragingly, reorder sales in the most recent quarter, while down versus a year ago, were up approximately 5% compared to the same period in 2019, pre-pandemic.

For the first fiscal quarter, net income was $4.4 million, or $0.22 diluted per share, compared to $7.8 million, or $0.39 diluted per share for the same quarter last year, a decrease in net income of 43%. There was a one-time charge of $717,000 related to the CEO’s separation agreement, which was incurred in the quarter. The company also incurred an additional $260,000 related to brand and marketing consulting fees within the quarter. For the first fiscal quarter, our gross profit as a percentage of sales, was 27.5%, compared to 27.8% for the same period a year ago. The percentage decrease for the quarter can be attributed to some of the major manufacturers shifting their funding from discounting product costs, to cooperative marketing rebates. There may be an opportunity to improve gross margins in the second half of fiscal year 2022, if the shift to prescription medications continue.

During the balance of this year, we will also continue investing in our e-commerce platform to better service our customers, by adding additional features to our Web site to further drive sales. For example, like AutoShip & Save, which was recently launched on our Web site about a week ago. Our customers responded very positively, and enrollment in AutoShip & Save, was very strong in its first week. We expect many more of our reorder sales to eventually transition to AutoShip & Save by the end of our fiscal year.

We had $111.8 million in cash and cash equivalents, and $29.2 million in inventory, with no debt as of June 30th, 2021. The Board of Directors also declared a quarterly dividend of $0.30 per share on the company's common stock. The dividend will be payable on August 13th, 2021, to shareholders of record at the close of business on August 6. 2021. The company continues to be committed to returning capital to our stockholders. However, the declaration and payment of future dividends is discretionary, and will be subject to a determination by the Board of Directors each quarter, following its review of the company's financial performance. This ends the financial review. Let me turn it over to Gian, our Board Chairman, to say a few words.

Gian Fulgoni:

Thank you, Bruce, and good morning, everyone. So, I'd like to take this opportunity to make a few comments about the future of the company, which, despite the challenges of the most recent quarter, I believe, remains exceedingly bright. So, why do I say that? Well, there are numerous reasons. First, I would point out that the pet care market is growing rapidly. Many consumers have become new pet owners during the pandemic. Second, the market is rapidly shifting to online buying, where PetMeds thrives. Third, many new products and services, which are often driven by technology and other innovations, are being introduced, and we anticipate making some selective strategic equity investments in these innovative enterprises, by leveraging some of the capital that we have on hand. Fourth, we plan on revamping our marketing positioning and increasing our product offerings. We'll do that along with retooling our marketing strategies and tactics to further build our customer base, and ensure that the company's success will continue in tomorrow's digital world. Then finally, we're enhancing our leadership with two new experienced directors up for election by our shareholders this year, and our shareholder meeting is later this week.

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The search for a new CEO is well underway. We are seeing some very, very interesting candidates, and we anticipate being able to make an announcement there in the near future. So, bottom line, we believe that the company's finest hours lie ahead. At this point, let me recognize Mendo Akdag, our outgoing CEO, who has led the company for over 20 years, and we thank him for his leadership, and wish him well in his future endeavors. I'd also like to thank our over 200 dedicated employees, many of whom who have been with us for more than a decade.

So, to sum up, today, the company is in an enviable financial position. We have a very strong balance sheet, with $111 million in cash and cash equivalents and no debt. And this provides us with the financial resources we believe are necessary to accomplish ambitious growth objectives. We are the leader in our space. We celebrated our 25th anniversary this year, and we've been operating profitably now for over two decades. We're proud that since the company's inception, we have served more than 11 million customers. And since declaring our first dividend back in 2009, we’ve returned over $200 million to our shareholders in dividends. In conjunction then with these accomplishments, we are, as I think you can tell, very excited by the opportunities that lie ahead for the company. So, that ends our prepared remarks. And now, Bruce and I would be happy to take your questions. So, Operator, we're now ready to take questions.

Coordinator:

To ask a question, press Star 1, record your first and last name, and state your company name in order to get into the queue. One moment as we wait for questions. Our first question comes from Ben Rose, with Battle Road Research. Your line is open.

Ben Rose:

Yes. Good morning, gentlemen. A few questions. It's been, excuse me, several months since you hinted at the potential to introduce new products. I was hoping either Bruce or Gian, if you could give us some insight into what kind of products you might be thinking of. Are these complementary to pet medications? Are they sort of adjacent segments that you might be addressing?

Gian Fulgoni:

I think just - I’ll just make a couple of comments, Bruce, then I’m sure you have some as well. I think that the market that we're in, which is really the health and wellness market, that there are a lot of products that we could add to our product mix, but still remain within that broad definition of the market. Though also, as I mentioned in my comments, innovative technology-based products that are coming along that we may be able to carry in our product mix. So, I would imagine that the new CEO is going to be taking a very hard look at what can be done to expand the product line, while taking care that the weight, if you will, of the products, doesn’t cause us a problem with the cost of shipping. Bruce, do you have any other comments?

Bruce Rosenbloom:

Yes. I mean, we’ve talked about this before, Ben. We're always continually looking to add more product offerings to our Web site. Most recently, we've added more RX and high-end food SKUs. Premium dog food SKUs which gives us a better chance for profitability. But we're always exploring additional ways to acquire new customers, through partnerships, fulfillment, or any value-add services, other new opportunities within the pet health space, as Gian, mentioned. That will be our focus this year. And we'll give you more information on the later part of the year when we have something to report.

Ben Rose:

Okay. And if I may, just a couple more. One strategic question was, noted your desire to potentially make selective strategic investments. Does this mean that you'd be looking more to invest in other companies, as opposed to acquiring them outright?

Bruce Rosenbloom:

Well, you know, we've always looked aggressively at acquisition and other investment opportunities in the past. There’s always seemed to be a little gap between the expectation of both the buyer and the seller, but we plan to be aggressive this year. And, you know, based on our press release and the comments we made today, I would probably say yes.

Ben Rose:	I think - oh, I'm sorry.

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Gian Fulgoni:

Yes. you know, from my perspective, I spent a lot of years in the technology sectors, and it's pretty clear that technology is rapidly accelerating in the pet care market broadly, often in times of - in examples of new services. And I think that selective investments in those types of products, coupled with then the ability to introduce them broadly to our customer base, represents a pretty attractive opportunity that I think we should be pursuing.

Ben Rose:

Okay, that certainly makes sense. And then if I may, finally, the AutoShip & Save, Bruce, can you start - can you comment on how long that's been available? Did I hear you say that it's just been available in the last week, or has it been - if you could just let us know when that started?

Bruce Rosenbloom:

Correct, yes. It was launched last week or maybe eight or nine days ago. We’re really excited. I mean, we've been looking to add this for some time. Our customers have been asking for this feature, especially for the customers who order monthly medications. You know, that's pretty critical, I think. I think- or we anticipate AutoShip will continue to drive future reorder sales, and it will also strengthen our relationship with our customer base.

Ben Rose:	Okay. Thank you very much.

Bruce Rosenbloom:	Your welcome.

Coordinator:	Erin Wright with Credit Suisse, your line is open.

Erin Wright:

I have a quick follow up on that last question on AutoShip. What percent of customers do you anticipate will use the offering, or what's the goal there, just based on the mix of business that's considered more chronic therapy or preventative? Would it be purely focused on some of that monthly Flea & Tick medication, or other categories? Or what percentage of your customers do you anticipate that targeting?

Bruce Rosenbloom:

Yes. I don't think we're going to give any specific targets or internal targets at this time. But as you know, Erin, the overwhelming majority of what we sell, especially in the prescription medications, are those monthly - every three months, every six months. So, that would qualify for a large portion of our business. So, we'll give more updates as we go along, but we're very excited about the launch.

Erin Wright:

Okay, great. And then how would you characterize the Flea & Tick season this year? I guess, what are you seeing across that category of products this quarter? And how would you characterize the shift that you're seeing between the prescription-only product and the over-the-counter Flea & Tick products, and how that's impacting your business financially?

Bruce Rosenbloom:

Right. You know, we really have seen - it’s been a tale of two different years. I mean, last year, we saw a greater amount of over-the-counter products, and that's because many of the pet stores and obviously veterinarians, pet stores, and other brick-and-mortar stores, were closed.
So, typically, you know, we saw an unusual lift in over-the-counter products last year. This year is back to more normalized levels between the breakdown between RX and OTC.

Erin Wright:

Okay, thanks. And then, given some of the ads spend dynamics you were referring to, how should we be thinking about the quarterly progression of advertising spend for the balance of the year? And separately, for the balance of the year as well, should we anticipate further additional costs associated with the brand and marketing consulting fees, similar to what was incurred in the first quarter?

Bruce Rosenbloom:

Right. That's a good question. When you look at overall ad spend for the quarter, it was, in fact, slightly up versus a year ago. However, when we looked at the net number, of course, with the manufacturer rebates that we received, you're looking at the income statement and you see a declining ad spend. We were aggressive with advertising, but the environment was a very difficult environment. On a per-impression basis, costs increased significantly as a result of the crowded advertising landscape, which, of course, delivered fewer overall ad impressions. Going forward, we will continue to be aggressive with our ad spending. You know, our budget is flexible. So, depending on ROI, we may adjust it, from time to time, and rapid changes in that advertising landscape, requires some real-time adjustments.

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I think overall, like I said, ad spending was up for the quarter, and we’ll continue to be aggressive going forward. And I think as we move into the second half of the year, traditionally as we get out of season, we have some better opportunities on the ad front, historically.

Gian Fulgoni:

Yes. Bruce, so just to add - I agree with everything you’ve said there. Just to add a couple of comments. One of the things that is increasingly possible, and especially with digital media, is to examine the degree to which there's an overlap across the different channels, because if one doesn't do that, one risks delivering just increasing number of impressions to the same number of people. And I think there's a significant opportunity for us to review that in greater detail and make more informed decisions about where to put our ad dollars. So, I'm not sure at this point how that would shake out, but I do in terms of the total dollars spent. I think that are some pretty compelling opportunities to increase the efficiency and effectiveness of our media spend.

Erin Wright:	And the consulting fees, will those continue?

Gian Fulgoni:	Bruce, go ahead.

Bruce Rosenbloom:

Erin, that's something that we’ll be considering as the year progresses. I mean, a lot will depend on when we bring new leadership in, and what his preference will be. And if there is, we'll let you know, if it's a material amount.

Erin Wright:	Okay, thank you.

Coordinator:

As a reminder, to ask a question, press Star 1, record your first and last name, and state your company name in order to get into the queue. Anthony Lebiedzinski with Sidoti & Company, your line is open.

Anthony Lebiedzinski:

Thank you, and good morning, and thanks for taking the question. So, my first question is for you, Gian. Thank you for joining the call here. Nice to get a perspective from the Board of Directors. So, as you look to hire a new CEO, what are the top qualities that you're looking for your new leader? Just wanted to get your perspective.

Gian Fulgoni:

Yes. That’s a good question. Thank you. So, I think that there's definitely certain experiences that we would look at as being important. E-commerce, senior executive leadership of an e-commerce business, is important. If we can add to that experience in the pet care markets, I'd say that's also important, but I would rank the e-commerce experience as being the most important there. Somebody who has a desire and some experience in transformations of companies. And what's interesting at this point in time, is that it used to be that digital transformations would be applied to companies that weren't yet digital. I think that increasingly today, we're seeing, given the rate of change of digital technology, we're seeing some significant opportunities to revamp the operations of companies that are already digital. And so, somebody who's been through transformations and has that kind of experience, that would also be pretty important to us. So, I think that - I think those, I would say, are the most important characteristics that we're looking for.

Anthony Lebiedzinski:

Got it. Okay, yes. That’s very helpful. And I guess we'll stay attentive for the announcement in regards to that. So, PetMeds traditionally has had a very strong cash-rich, debt-free balance sheet. Just wondering, from the board's perspective, are you looking to maintain that same type of capital allocation, or would you be willing to do anything differently with new leadership?

Gian Fulgoni:

Yes, that's another good question. Yes. Certainly, if you look at PetMeds as an internet-based company, its profitability has been surprisingly strong, right, given the number of companies in the tech space certainly that are out there growing rapidly, but not yet making a profit. So, I personally think that continuing to be nicely profitable is important, and I think that can be achieved. And I think we’ve kind of established a roadmap for how to achieve that.

You know, in any situation, in my experience, where you have a change at the CEO level, it's very possible that there might be some investments required in the short-term to establish the new strategic plan and the new path forward. But I would hope that that would be done, as I say, in a short-term, temporary basis, that then leads to an acceleration in both top-line and bottom-line growth. I hope that helps.

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Anthony Lebiedzinski:

Got it. Yes. Okay. Yes, for sure. And then in terms of the ad spending, would you say, are you still going to be mostly digital, you think, or will you do more TV? Kind of just broadly thinking about the different media channels as far as advertising is concerned, what are your thoughts there?

Gian Fulgoni:

Yes. So, you know, obviously, one of the trends that’s just accelerated dramatically in large part because of the pandemic, is connected TV, right, over-the-top distribution of content. A lot of it, which is content that was being distributed on legacy TV and continues to be, but now is increasingly being delivered over-the-top, it's getting a significant audience. And so, I don't think we can ignore it. I think it's important to look at the demo - as always, to look at the demographics of the users of these different video channels. You know, that said, I can certainly refer you back to work we did at comScore, extensive work looking at the effectiveness of static display ads versus video. And it was pretty clear that video was significantly more effective.

So, I would imagine that there are some really attractive opportunities for us to put some money against connected TV and over-the-top, and maybe to broaden our investments in video. And I’d certainly encourage the new CEO to look at those kinds of opportunities. But digital, I mean, over-the-top TV is digital, right, when all is said and done.

And so, there’s kind of this transition from what was TV content distributed over-the-air or via cable, and now it's being distributed digitally. So, the term digital becomes broader in today's world, but I think that there are - again, there are significant opportunities that we should be pursuing there.

Anthony Lebiedzinski:	Got it. Okay. And, you know, lastly, for me, as far as the loyalty program, have you - can give us an update what you've seen there, and whether you expect to make any changes to that going forward?

Bruce Rosenbloom:

With the loyalty plan, listen, we're always looking to improve on any of our - you know, anything that we have, especially whether it concerns to the Web site. We're very happy with the performance of the plan to date. It has helped reorder sales from our initial launch.
But, you know, I think with adding AutoShip & Save, in conjunction with our loyalty plan, and the loyalty plan may change too. It's not - the way we initially launched it, may not be the way that plan will be working in the future. So, you know, I think as we move forward, we'll see some changes. And when we make those changes, we'll let you know.

Anthony Lebiedzinski:	Got it. All right. Well, thank you and best of luck.

Bruce Rosenbloom:	Thank you.

Coordinator:	I'm showing no further questions, Mr. Rosenbloom, Mr. Fulgoni, I'll turn the call back over to you.

Bruce Rosenbloom:	Okay, thank you. This wraps up today's call. We really appreciate your time. Thank you for joining us. Operator, this ends the conference call.

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